Exhibit 23.4

Consent of Independent Auditors

The Management Committee
Laredo Ridge Wind, LLC:

We consent to the use of our report dated March 28, 2014, with respect to the balance sheets of Laredo Ridge Wind, LLC as of December 31, 2013 and 2012, the related statements of income, comprehensive income (loss), member’s equity and cash flows for each of the years in the two year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
June 19, 2015